Exhibit 99.1

For Immediate Release

Contact:    Mobius Management Systems, Inc.
       Ray Kunzmann
       914-921-7446
       rkunzman@mobius.com

                                               Investor Relations
                                   Makovsky + Company
                                   Gene Marbach
                                   212-508-9645
                                   emarbach@makovsky.com

                                               Media Relations
                                   Dukas Public Relations Inc.
                                   Richard Dukas
                                   212-704-7385
                                   richard@dukaspr.com

MOBIUS MANAGEMENT SYSTEMS, INC. NAMES MARK P. CATTINI AND
JAMES A. PERAKIS TO BOARD OF DIRECTORS

Rye, NY, May 5, 2005 - Mobius Management Systems, Inc. (Nasdaq: MOBI), a leading provider of integrated solutions for content and records management, today announced that Mark P. Cattini, President and Chief Executive Officer of MapInfo Corporation (Nasdaq: MAPS), and James A. Perakis, former Chairman and CEO of Hyperion Software and current Chairman of Netkey Inc., have joined the Company’s Board of Directors effective May 4, 2006. With their election, the Company’s Board expands to nine members.

Mr. Cattini, 44, joined MapInfo in 1995 as Managing Director of MapInfo UK Ltd, and then served from January 1998 as Vice President Sales, The Americas. Mr. Cattini became President and Chief Operating Officer in July 2000, and he has served as President and Chief Executive Officer since January 2001 and as a director since February 2001. As CEO, Mr. Cattini re-structured MapInfo to focus on delivering value to customers and implemented a new

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corporate strategy to position the organization as a solutions provider, fundamentally changing MapInfo’s business model and creating a more predictable and recurring revenue stream. He spearheaded strategic acquisitions that have advanced MapInfo’s vertical market strategy. MapInfo Corporation, headquartered in Troy, NY, is a global company and the leading provider of location intelligence solutions, integrating software, data and services to provide greater value from location-based information and drive more insightful decisions for businesses and government organizations around the world. MapInfo solutions are available in 20 languages through a network of strategic partners and distribution channels in 60 countries.

Mr. Perakis, 62, is the former Chairman and CEO of Hyperion Software Corporation, a provider of enterprise financial management and planning software (now Hyperion Solutions Corp.). He joined Hyperion (then known as IMRS) as Chief Executive Officer in 1985, overseeing the software company's growth from approximately $1 million in revenue to $295 million in 1998. In 1991, as Chairman and CEO, Mr. Perakis managed Hyperion through a successful public offering and seven years of profitable growth as a public company. Mr. Perakis is currently Chairman of the Board of Netkey Inc. This private company’s software products are used to create, monitor and manage self-service applications and content delivered through digital signs, computer terminals, kiosks, handheld devices, POS systems, and employee workstations. He is also on the boards of Unica Corporation (Nasdaq:UNCA), a leading global provider of enterprise marketing management software, and privately held Bristol Technology, a leading provider of business process monitoring solutions.

“The addition of Mark and Jim to our Board provides Mobius with further leadership and expertise in our business. They possess tremendous knowledge and experience in software solutions, which will be invaluable to the growth and continued success of Mobius,” said Mitch Gross, President and CEO of Mobius. “We are pleased to welcome them to our Company and look forward to the benefit of their wise counsel.”

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About Mobius

Mobius Management Systems, Inc. (www.mobius.com) is a leading provider of integrated solutions for content and records management. The company's comprehensive software suite integrates content across disparate repositories, supports regulatory compliance, and includes content-enabled applications that automate business processes. Mobius solutions have achieved industry-wide recognition for breadth of functionality, breadth of supported formats, and high-volume, high-demand performance. The Mobius customer base is made up of leading companies across all industries, including more than sixty percent of the Fortune 100. The company, founded in 1981, is headquartered in Rye, New York. Mobius has sales offices in the U.S., Canada, the United Kingdom, France, Germany, Italy, Sweden, the Netherlands, Switzerland, Australia, Japan and Singapore. The Company also markets through a network of agents in Central and South America, Europe, Middle East, Africa and Asia.

Statements contained in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. In particular, any statements contained herein regarding expectations with respect to future sales and profitability, as well as product development and/or introductions, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the company's control, which may cause actual results, performance or achievements to differ materially from those projected or implied in such forward-looking statements. Important factors that might affect actual results, performance or achievements include, among other things, statements regarding market acceptance of Mobius's new and existing products, ability to manage expenses, fluctuations in period to period results, seasonality, uncertainty of future operating results, long and unpredictable sales cycles, technological change, extended payment risk, product concentration, competition, international sales and operations, expansion of indirect channels, sufficient revenue from professional services, protection of intellectual property, dependence on licensed technology, risk of product defects, product liability, management of growth, dependence on executive management, other key employees and subcontractors, concerns about transaction security on the Internet, factors affecting valuation of stock option expense, changes in prevailing equity-based compensation practices, general conditions in the economy and the impact of recently enacted or proposed regulations. These risks and uncertainties are described in detail from time to time in Mobius's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, filed on September 9, 2005, and its Quarterly Reports on Form 10-Q. Mobius accepts no obligation to update these forward-looking statements and does not intend to do so.

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